Exhibit 1.01

Execution Version

TERMS AGREEMENT

May 27, 2025

Citigroup Inc.

388 Greenwich Street

New York, New York 10013

Attention:  Assistant Treasurer

Ladies and Gentlemen:

We understand that Citigroup Inc., a Delaware corporation (the “Company”), proposes to issue and sell C$1,500,000,000 aggregate principal amount of its 4.550% Fixed Rate / Floating Rate Subordinated Notes Due 2035 (the “Securities”). Subject to the terms and conditions set forth herein or incorporated by reference herein, we, the entities named on the list attached as Annex A hereto (“Annex A”), as underwriters (the “Underwriters”), offer to purchase, severally and not jointly, the principal amount of the Securities set forth opposite our respective names on Annex A at 99.650% of the principal amount thereof, plus accrued interest, if any, from the date of issuance. The Closing Date shall be June 3, 2025, at 9:30 a.m. (Eastern Time). The closing shall take place at the offices of Cleary Gottlieb Steen & Hamilton LLP located at One Liberty Plaza, New York, New York 10006.

The Securities shall have the terms set forth in Annex B hereto. The Securities shall be issuable as Registered Securities only. The Securities will be initially represented by one or more global Securities registered in the name of CDS & Co. as nominee for CDS Clearing and Depository Services Inc. (“CDS”) or its nominees, as described in the Prospectus relating to the Securities. Beneficial interests in the Securities will be shown on, and transfers thereof will be effected only through, records maintained by CDS, Euroclear Bank SA/NV and Clearstream Banking, S.A. and their respective participants. Owners of beneficial interests in the Securities will be entitled to physical delivery of Securities in certificated form only under the limited circumstances described in the Prospectus. Principal and interest on the Securities shall be payable in Canadian dollars, and the record date for the Securities shall be the business day immediately preceding each interest payment date. Sections 11.02 and 11.03 of the indenture, dated as of April 12, 2001, between the Company and The Bank of New York Mellon, as trustee (the “Trustee”) (as amended from time to time, the “Indenture”) relating to defeasance and discharge and covenant defeasance, respectively, shall apply to the Securities. Any funds or securities deposited pursuant to the defeasance provisions will be C$ or Canadian government notes.

All the provisions contained in the document entitled “Citigroup Inc.— Amended and Restated Debt Securities — Underwriting Agreement — Basic Provisions” dated March 7, 2023 (the “A&R Basic Provisions”), a copy of which you have previously received, are herein incorporated by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if the A&R Basic Provisions had been set forth in full herein, except for:

•	Section 1(h), which is hereby deleted in its entirety and replaced with the following:

In connection with the transactions contemplated by this Agreement, neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer or employee of the Company or any of its subsidiaries has breached or violated in any material way any applicable anti-bribery or anti-corruption laws or regulations, including the Foreign Corrupt Practices Act of 1977 or the U.K. Bribery Act 2010, each as may be amended, and the Company and its subsidiaries have instituted and maintain policies and procedures reasonably designed to achieve compliance therewith. No part of the proceeds of the offering of the Securities will be directly or knowingly indirectly used in violation of the Foreign Corrupt Practices Act of 1977 or the U.K. Bribery Act 2010, each as may be amended.

•	Section 1(i), which is hereby deleted in its entirety and replaced with the following:

The Company and its subsidiaries have and will continue to maintain policies and procedures reasonably designed to achieve compliance by the Company and its subsidiaries with applicable laws, rules and regulations related to anti-money laundering and anti-terrorist financing initiatives in the jurisdictions in which it operates, and any related financial recordkeeping and reporting requirements.

•	Section 1(j), which is hereby deleted in its entirety and replaced with the following:

Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer or employee of the Company or any of its subsidiaries (i) is, or is 50% or more owned by, an individual or entity that is currently the subject of any sanctions administered or imposed by the United States (including any administered or enforced by the Office of Foreign Assets Control of the U.S. Treasury Department or the U.S. Department of State), the United Nations Security Council, the European Union, or the United Kingdom (including sanctions administered or controlled by His Majesty’s Treasury) or other applicable sanctions authority (collectively, “Sanctions”), (ii) is located, organized or ordinarily resident in a country or territory that is the subject of comprehensive Sanctions that broadly prohibit dealings with that country or territory or (iii) will directly or indirectly use the proceeds of this offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person to fund any activities or business with any individual or entity, or in any country or territory that, at the time of such funding, is the subject of Sanctions, except to the extent permissible under the Sanctions.

The Company agrees to reimburse the Underwriters for the applicable CIRO fees related to the offer and sale of the Securities, as well as 50% of the fees and expenses of counsel to the Underwriters, upon receipt of a written invoice.

Terms defined in the A&R Basic Provisions are used herein as therein defined. The Execution Time means 3:30 p.m. (Eastern Time).

The Underwriters hereby agree in connection with the underwriting of the Securities to comply with the requirements set forth in any applicable sections of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”).

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Selling Restrictions:

European Economic Area

Each Underwriter represents and agrees that no Securities which are the subject of the offering contemplated by the Prospectus Supplement may be offered, sold or otherwise made available to any retail investor in the European Economic Area. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(1) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (“MiFID II”); or

(2) a customer within the meaning of Directive (EU) 2016/97 (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(3) not a qualified investor as defined in the Regulation (EU) 2017/1129 (the “Prospectus Regulation”); and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Securities to be offered so as to enable an investor to decide to purchase or subscribe the Securities.

United Kingdom

Each Underwriter represents and agrees that no Securities which are the subject of the offering contemplated by the Prospectus Supplement may be offered, sold or otherwise made available to any retail investor in the United Kingdom. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(1) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); or

(2) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or

(3) not a qualified investor as defined in the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA; and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Securities to be offered so as to enable an investor to decide to purchase or subscribe the Securities.

Additionally, in the United Kingdom, the Prospectus Supplement and the accompanying Prospectus is being distributed only to, and is directed only at qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive who are, (i) persons who have professional experience in matters relating to investments falling within Article 19 (5) of the

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FSMA (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order, which persons together we refer to in this prospectus as “relevant persons.” Accordingly, each Underwriter represents and agrees that such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The Prospectus Supplement and the accompanying Prospectus must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which the Prospectus Supplement and the accompanying Prospectus relates is only available to, and will be engaged in with, relevant persons only.

Hong Kong

Each Underwriter:

(a) has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Securities other than to (i) “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

(b) has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Securities, which is directed at, or the contents of which are or are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under securities laws of Hong Kong) other than with respect to Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

Japan

The Securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “FIEA”). Each Underwriter represents and agrees that it has not and will not offer or sell, directly or indirectly, any of the Securities in Japan or to, or for the account or benefit of, any resident of Japan (including any corporation or other entity organized under the laws of Japan), or to, or for the account or benefit of, any resident of Japan for reoffering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan except (1) pursuant to an exemption from the registration requirements of, or otherwise in compliance with, the FIEA and (2) in compliance with the other applicable laws, regulations and governmental guidelines of Japan.

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Singapore

The Prospectus Supplement and accompanying Prospectus relating to this offering have not been and will not be registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act 2001 (the “SFA”). Accordingly, each Underwriter has not offered or sold any Securities or caused the Securities to be made the subject of an invitation for subscription or purchase and will not offer or sell any Securities or cause the Securities to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, such Prospectus Supplement and accompanying Prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the SFA) pursuant to Section 274 of the SFA or (ii) to an accredited investor (as defined in Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA.

Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the Securities are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Certain of the Underwriters may not be U.S. registered broker-dealers and accordingly will not effect any sales within the United States except in compliance with applicable U.S. laws and regulations, including the rules of FINRA.

Karen Wang, Esq., Senior Vice President – Corporate Securities Issuance Legal of the Company, is counsel to the Company. Cleary Gottlieb Steen & Hamilton LLP is special tax counsel to the Company and counsel to the Underwriters.

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Please accept this offer no later than 9:00 p.m. (Eastern Time) on May 27, 2025 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us, or by sending us a written acceptance in the following form:

“We hereby accept your offer, set forth in the Terms Agreement, dated May 27, 2025, to purchase the Securities on the terms set forth therein.”

Very truly yours,

CITIGROUP GLOBAL MARKETS INC., on behalf of the Underwriters named herein

By:	/s/ Adam D. Bordner
Name: Adam D. Bordner
Title: Managing Director

ACCEPTED:

CITIGROUP INC.

By:	/s/ Elissa Steinberg
Name: Elissa Steinberg
Title: Assistant Treasurer

ANNEX A

Name of Underwriter	Principal Amount of Securities
Citigroup Global Markets Inc.	C$	210,000,000
TD Securities Inc.	C$	210,000,000
BMO Nesbitt Burns Inc.	C$	202,500,000
Scotia Capital Inc.	C$	202,500,000
RBC Dominion Securities Inc.	C$	202,500,000
CIBC World Markets Inc.	C$	187,500,000
National Bank Financial Inc.	C$	187,500,000
Desjardins Securities Inc.	C$	97,500,000
Total	C$	1,500,000,000

ANNEX B

Citigroup Inc.

4.550% Fixed Rate / Floating Rate Callable Subordinated Notes Due June 3, 2035

Final Term Sheet

This term sheet supplements the information set forth under “Description of Subordinated Notes” in the Prospectus Supplement, subject to completion, dated May 27, 2025 (the “Preliminary Prospectus Supplement”) to the Base Prospectus dated March 7, 2023 (the “Prospectus”).

Issuer:	Citigroup Inc. (“Issuer”)

Expected Credit Ratings(1):	[Omitted]

Status of Notes:	Subordinated. See “Subordination” below

Principal Amount:	CAD $1.5 billion

Launch Date:	May 27, 2025

Pricing Date:	May 27, 2025

Settlement Date:	June 3, 2025 (T+5)

Interest Reset Date:	June 3, 2030

Maturity Date:	June 3, 2035

Spread to the GoC Benchmark Bond Curve:	+165 bps over the GoC Curve (CAN 1.25% 1JUN30 & CAN 0.50% 1DEC30) +165.1 bps (including a curve adjustment of 0.1 bps) over the CAN 1.25% 1JUN30 (priced at $92.36 to yield 2.899%)

Issue Price:	CAD $100.00

Yield to Interest Reset Date:	4.550%

Interest Rate:

From and including the Settlement Date to, but excluding, the Interest Reset Date (the “Fixed Rate Period”), 4.550% per annum payable semi-annually in arrears on each Interest Payment Date.

From, and including, the Interest Reset Date to, but excluding, the Maturity Date or earlier redemption date (the “Floating Rate Period”), the rate per annum equal to Daily Compounded CORRA determined for the relevant Observation Period in respect of such interest period in the Floating Rate Period plus 192 bps, payable quarterly in arrears.

Upon the occurrence of certain specified events, certain fallback rates may replace the Daily Compounded CORRA administered by the Bank of Canada (or any successor administrator). These fallback rates will be triggered in a specified order and upon the occurrence of specified events as outlined in the Preliminary Prospectus Supplement.

Interest Payment Dates:

During the Fixed Rate Period, payable on the 3rd day of each June and December with the first such payment on December 3, 2025, subject to the Business Day Conventions outlined herein.

During the Floating Rate Period, if applicable, the 3rd day of each March, June, September, and December in each year beginning September 3, 2030, to and including the Maturity Date or earlier redemption date, subject to the Business Day Conventions outlined herein.

Business Day Convention:

If any Interest Payment Date on or before the Interest Reset Date would otherwise fall on a day that is not a Business Day, then the Interest Payment Date will be the next day that is a Business Day, and no additional interest will accrue in respect of the payment made on that next succeeding Business Day.

If any Interest Payment Date after the Interest Reset Date falls on a day that is not a Bank of Canada Business Day, it shall be postponed until the next succeeding Bank of Canada Business Day, unless that day falls in the next calendar month, in which case the Interest Payment Date will be the immediately preceding day that is a Bank of Canada Business Day.

If the Maturity Date falls on a day that is not a Bank of Canada Business Day, the required payment of principal and interest shall be made on the next succeeding Bank of Canada Business Day.

Daily Compounded CORRA:

For an Observation Period the rate will be calculated as follows, with the resulting percentage rounded if necessary to the fifth decimal place, with 0.000005% being rounded upwards and -0.000005% being rounded downwards:

Where:

•  “CORRA Compounded Indexstart” is the CORRA Compounded Index value on the date that is two Bank of Canada Business Days preceding the first date of the relevant interest period in the Floating Rate Period, as published by the Bank of Canada, as the administrator of such rate (or any successor administrator of such rate), on the website of the Bank of Canada or any successor website;

•  “CORRA Compounded Indexend” is the CORRA Compounded Index value on the date that is two Bank of Canada Business Days preceding the Interest Payment Date relating to the relevant interest period in the Floating Rate Period, as published by the Bank of Canada, as the administrator of such rate (or any successor administrator of such rate), on the website of the Bank of Canada or any successor website;

•  “d” is the number of calendar days in the relevant Observation Period; and

•  “CORRA Compounded Index” means the measure of the cumulative impact of the Canadian Overnight Repo Rate Average (CORRA) compounding over time administered and published by the Bank of Canada (or any successor administrator).

Observation Period:	In respect of each interest period during the Floating Rate Period, the period from, and including, the date that is two Bank of Canada Business Days preceding the first date in such interest period to, but excluding, the date that is two Bank of Canada Business Days preceding the Interest Payment Date or, in the case of the final Interest Payment Date, the Maturity Date or earlier redemption date.

Specified Currency:	Canadian Dollars (CAD)

Business Day:	Toronto and New York

Day Count Convention:

For the Fixed Rate Period, when calculating interest for a full semi-annual interest period, the day count convention is 30/360 and when calculating for a period that is shorter than a full semi-annual interest period, the day count convention is Actual/365 (Fixed).

For the Floating Rate Period, Actual/365 (Fixed).

Form and Denominations:	Registered Global note, CAD $150,000 and integral multiples of CAD $1,000 in excess thereof.

Clearing System:	CDS

Governing Law:	State of New York

Subordination:	These notes will rank subordinate and junior in right of payment to the Issuer’s Senior Indebtedness as defined in “Description of Debt Securities – Subordination” in the Prospectus.

Sales Restrictions:	Available for sale in Canada to accredited investors that are permitted clients. Available for sale in the U.S. as notes are Registered Global notes. Resales in Canada will be subject to resale restrictions.

Defeasance:	Applicable. Provisions of Sections 11.02 and 11.03 of the Indenture apply.

Paying Agent:	Citibank, N.A., London Branch

Optional Redemption by the Issuer:

Applicable at Issuer’s option if, as a result of changes in U.S. tax law, withholding tax or information reporting requirements are imposed on payments on the notes to non-U.S. persons. Redemption in whole, not in part, at 100% of the principal amount plus accrued and unpaid interest to the redemption date.

Applicable at Issuer’s option, in whole but not in part, on or after the Interest Reset Date, at par, together with accrued and unpaid interest to, but excluding, the date fixed for redemption.

CUSIP / ISIN:	172967QC8 / CA172967QC81

Bookrunners:	Citigroup Global Markets Inc. TD Securities Inc. BMO Nesbitt Burns Inc. RBC Dominion Securities Inc. Scotia Capital Inc. CIBC World Markets Inc. National Bank Financial Inc.

Co-Manager:	Desjardins Securities Inc.

(1)	A credit rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Citigroup Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Citigroup Inc. has filed with the SEC for more complete information about Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. The file number for Citigroup Inc.’s registration statement is No. 333-270327. Alternatively, you can request the prospectus by calling toll-free in the United States at 1-800-831-9146.